Filed Pursuant to Rule 424(b)(3) and 424(b)(7)

File No. 333-131373

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated January 30, 2006, as supplemented

by Prospectus Supplement No. 1 dated May 16, 2006)

13,525,195 Shares

Common Stock

The following information supplements information contained in the prospectus dated January 30, 2006, as supplemented by the prospectus supplement dated May 16, 2006 (together, the “Prospectus”), relating to the resale by selling stockholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus supplement in 2000 and 2001 private placements of our common stock and warrants to purchase our common stock. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

The shares of our common stock are quoted on The Nasdaq National Market under the symbol “NDAQ.”

Investing in our common stock involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q that are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2006.

SELLING STOCKHOLDERS

The following table supplements the table of selling stockholders and related footnotes appearing under the heading “Selling Stockholders” beginning on page S-5 of the prospectus supplement dated May 16, 2006 by adding or supplementing the information below with respect to selling stockholders. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders’ interest. The shares of our common stock offered by this prospectus supplement include the shares of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus in our 2000 and 2001 private placements of our common stock and warrants to purchase our common stock.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares that may be sold by this Prospectus Supplement	Percentage of Shares Beneficially Owned After Offering(1)
William R. Hough	238,474	210,526	*
Sunrise Partners Limited	125,000	125,000	*
The Krieger Family Limited Partnership	58,000	50,000	*
Amaranth LLC	28,400	300	*
JA Glynn & Co	14,600	1,200	*
Valley National Holdings LLC	16,154	16,154	*
Scott & Stringfellow, Inc.	11,875	2,375	*
Koonce Securities, Inc.	11,151	4,600	*
Other Stockholders	616,385	361,678	*
Certain other beneficial owners of common stock or future transferees, pledgees, donees of or from any such holder, if identified as described below (2)(3)	12,753,362	12,753,362	*
Total	13,873,401	13,525,195	*

*	Less than 1%.

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 111,900,966 shares of common stock outstanding (including shares of restricted common stock entitled to vote at the annual meeting) as of May 3, 2006.

(2) Selling stockholders may be identified in the table above by us at a later date by filing a prospectus supplement to this prospectus supplement. Such other holders shall not be permitted to sell pursuant to the registration statement unless and until they are listed in the selling stockholders table in a supplement to this prospectus supplement.

(3) Assumes that any selling stockholders or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the shares do not beneficially own any shares of common stock other than the common stock registered hereby.

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